UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g)
of the Securities Exchange Act of 1934

BLUEGREEN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State or Incorporation or Organization)	03-0300793 (IRS Employer Identification Number)

4960 Conference Way North, Suite 100 Boca Raton, Florida
(Address of Principal Executive Offices)	33431 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Share Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

Item 1. Description of Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed by Bluegreen Corporation (the “Company”) with the Securities and Exchange Commission on August 2, 2006, relating to the Rights Agreement by and between the Company and Mellon Shareholder Services LLC, as Rights Agent (the “Rights Agent”), dated as of July 27, 2006 (the “Rights Agreement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.
     On October 16, 2006, in connection with the settlement of litigation between the Company, as plaintiff, David A. Siegel, David A. Siegel Revocable Trust, and Central Florida Investments, as defendants (collectively, the “Siegel Shareholders”), and the directors of the Company, as counter-defendants, the Company and the Rights Agent executed an amendment to the Rights Agreement (the “Amendment”). The Rights Agreement previously provided that after any person, including any affiliates of such person, acquires more than 15% of the outstanding common stock of the Company (the “Common Stock”) due to the exercise by third parties of contractual rights existing as of July 27, 2006, such person may avoid becoming an Acquiring Person, as defined in the Rights Agreement, by reducing their holdings below the 15% threshold as promptly as practicable but in no event later than 60 days. The Amendment provides that in the case of the Siegel Shareholders, this 60-day deadline will be extended to October 16, 2007 with respect to the divestiture of 5,383,554 shares of Common Stock, and to October 16, 2008 with respect to Siegel Shareholders’ remaining shares of Common Stock. However, if the Siegel Shareholders breach any provision of the stipulation dated October 16, 2006 entered into in connection with the settlement, the Company’s Board of Directors may terminate the extension immediately. The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, copies of which are attached hereto as Exhibits 4.1 and 99.1, respectively, and are incorporated by reference herein.
Item 2. Exhibits.

4.1	Rights Agreement, dated as of July 27, 2006, between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2006).

99.1	Amendment to Rights Agreement, dated as of October 16, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2006).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLUEGREEN CORPORATION
Dated: October 18, 2006	By:	/s/ Anthony M. Puleo
		Name:	Anthony M. Puleo
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Rights Agreement, dated as of July 27, 2006, between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2006).

99.1	Amendment to Rights Agreement, dated as of October 16, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2006).

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